EXHIBIT 10.95

PROMISSORY NOTE

$322,718.40	January 3, 2002
(Plus Advances)

JEFFREY A. ALLRED (hereinafter referred to as “Debtor”), for value received, hereby promises to pay to the order of PTEK HOLDINGS, INC., a Georgia corporation (hereinafter referred to as “Payee”), the principal sum of THREE HUNDRED TWENTY-TWO THOUSAND SEVEN HUNDRED EIGHTEEN AND 40/100 DOLLARS ($322,718.40), plus the aggregate unpaid principal amount of all Advances (as defined below), on January 3, 2012, together with interest on any and all principal amounts remaining unpaid hereunder from time to time from and including the date hereof through the date such principal amounts are paid, at the rate of five and forty-six hundredths percent (5.46%) per annum, compounded annually. Any principal of or interest on this Note not paid when due shall bear interest after such due date until paid at the rate of seven and forty-six hundredths percent (7.46%) per annum, and Debtor shall pay all costs of collection. The principal hereof and the interest thereon are payable at 3399 Peachtree Road, The Lenox Building, Suite 600, Atlanta, Georgia 30326, or at such other place as Payee may from time to time designate to Debtor in writing, in coin or currency of the United States of America.

Advances. “Advances” will be made hereunder in accordance with the terms and conditions of Section 10 of that certain Restricted Stock Award Agreement by and between Debtor and Payee dated November 27, 2001 (the “RSA Agreement”), with respect to the grant to Debtor of 600,000 shares of $.01 par value common stock of Payee (the “Stock”).

Prepayment. Debtor may, at any time and from time to time, prepay all or any portion of the principal of this Note remaining unpaid, without penalty or premium. In the event Debtor sells any of the shares of Stock held by Payee pursuant to the Stock Pledge Agreement described below, Debtor shall prepay a portion of this Note in an amount equal to the after-tax proceeds received by Debtor from the sale of such shares. In addition, Payee may call all or any part of this Note for prepayment in the event the price of the Stock reaches $10.00 per share and the Debtor is not restricted with respect to the sale of the Stock. The $10.00 price will be adjusted proportionately in the event of a reorganization, consolidation, recapitalization, stock split, stock dividend or other change in corporate structure affecting the common stock of the Company. Prepayments shall be applied first to the payment of accrued but unpaid interest on this Note and the balance to principal.

Events of Default. If any of the following events (an “Event of Default”) shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), then this Note shall thereupon be and become due and payable, without any further notice or demand of any kind whatsoever, all of which are hereby expressly waived:

(a) If Debtor defaults in the payment of principal or interest on this Note when and as the same shall become due and payable and such default continues for twenty (20) days after Debtor receives notice from Payee of such default; or

(b) If Debtor makes an assignment for the benefit of creditors or admits in writing his inability to pay his debts generally as they become due; or

(c) If an order, judgment or decree is entered adjudicating Debtor bankrupt or insolvent; or

(d) If Debtor petitions or applies to any tribunal for the appointment of a trustee or receiver of Debtor, or of any substantial part of the assets of Debtor, or commences any proceedings relating to Debtor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(e) If any such petition or application is filed, or any such proceedings are commenced, against Debtor, and Debtor by any act indicates his approval thereof, consent thereto, or acquiescence therein, or an order is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order remains unstayed and in effect for more than ninety (90) days.

Security. This Note is being executed and delivered pursuant to, and is subject to the terms and conditions of, the RSA Agreement, and this Note is secured by a pledge of shares of the Stock pursuant to that certain Stock Pledge Agreement by and between Payee and Debtor of even date herewith.

Waiver. Any failure on the part of Payee at any time to require the performance by Debtor of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Payee to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Payee to insist on strict compliance with the terms and conditions hereof.

Time. Time is of the essence.

Notices. All notices, requests, demands and other communications to Debtor hereunder shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, when mailed postage prepaid by registered or certified mail with return receipt requested, or when delivered by overnight delivery service to 100 Inman Circle, Atlanta, Georgia 30309, or to such other address as Debtor may designate to Payee in writing.

Applicable Law. This Note shall be governed by, and enforced and interpreted in accordance with, the laws of the State of Georgia.

IN WITNESS WHEREOF, Debtor has executed this Note under seal as of the date first set forth above.

/s/ Jeffrey A. Allred (L.S.)

Jeffrey A. Allred

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